UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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City of London Investment Management Company Limited, together with the other participants named therein, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees and certain business proposals at the upcoming 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation.

Please contact Saratoga Proxy Consulting LLC, which is assisting us, if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga can be reached toll-free at (888) 368-0379.

On March 26, 2018, City of London issued the following press release:

City of London Calls The China Fund’s Postponement of its Annual Meeting an Attempt to Further Entrench the Board

COATESVILLE, PA (March 26, 2018) – City of London Investment Management Company Limited today issued a statement in response to The China Fund, Inc. (NYSE: CHN) announcement that it postponed the 2018 annual meeting of stockholders from March 27, 2018 to April 26, 2018. City of London represents clients who are the beneficial owners of approximately 27.2% of the outstanding shares of common stock of The China Fund, Inc.

•	We are disappointed that the CHN Board continues to exhibit self-serving behavior, highlighted by its decision to postpone the annual meeting to focus more on entrenchment than allowing stockholders to act as owners of the Fund.

•	We believe that the results of the annual meeting, which was scheduled for tomorrow, were clear to the Board at the time it decided to postpone the meeting, and the postponement is a disturbing attempt to improperly influence the outcome of the election of directors and proposal to terminate the investment adviser.

•	We believe that a quorum would have been present at the annual meeting, and that our two nominees have received overwhelming support from stockholders in opposition to Joe Rogers and Richard Shore, the two incumbent and entrenched Directors.

•	This Board also denied its largest stockholder the right to directly contact many of the Fund’s stockholders with the same shareholder list they themselves have been using.

•	We urge the Board to add our two director nominees, Julian Reid and Rich Silver, to the Board immediately and for the two incumbent directors, Joe Rogers and Richard Shore, to resign.

We encourage all China Fund stockholders to vote their shares on the BLUE proxy card. If stockholders have already voted China Fund’s white proxy card, they can still vote the BLUE card. Every vote counts. China Fund stockholders have an opportunity to effect meaningful change by rejecting the China Fund Board’s affront to stockholder rights.

If you have any questions or need assistance with voting your BLUE proxy card, or need additional copies of our proxy materials, please contact our proxy solicitor, Saratoga Proxy Consulting LLC at (212) 257-1311 or toll-free at (888) 368-0379.